EXHIBIT 12:	COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

	For the Twelve Months Ended
	December 31,
	2004	2003
INCLUDING INTEREST ON DEPOSITS

Earnings:
Income before income taxes	$4,131,629	$3,659,005
Fixed charges	1,548,662	1,525,810
Interest capitalized during period, net of amortization of previously capitalized interest	(11,308)	(14,579)

Earnings, for computation purposes	$5,668,983	$5,170,236

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on deposits, short-term borrowings, and long-term debt and bank notes, expensed or capitalized	$1,544,387	$1,524,040
Portion of rents representative of the interest factor	4,275	1,770

Fixed charges	1,548,662	1,525,810
Preferred stock dividend requirements	21,704	22,009

Fixed charges and preferred stock dividend requirements, including interest on deposits, for computation purposes	$1,570,366	$1,547,819

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, including interest on deposits	3.61	3.34

EXCLUDING INTEREST ON DEPOSITS

Earnings:
Income before income taxes	$4,131,629	$3,659,005
Fixed charges	566,835	418,004
Interest capitalized during period, net of amortization of previously capitalized interest	(11,329)	(14,600)

Earnings, for computation purposes	$4,687,135	$4,062,409

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on short-term borrowings and long-term debt and bank notes, expensed or capitalized	$562,560	$416,234
Portion of rents representative of the interest factor	4,275	1,770

Fixed charges	566,835	418,004
Preferred stock dividend requirements	21,704	22,009

Fixed charges and preferred stock dividend requirements, excluding interest on deposits, for computation purposes	$588,539	$440,013

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, excluding interest on deposits	7.96	9.23

The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pre-tax earnings which would have been required to cover such dividend requirements on the Corporation’s Preferred Stock outstanding.